                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. 1)*



                             LifeMinders.com, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   53219H108
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)


                                 Page 1 of 13
                           Exhibit Index on Page 12

--------------------------                            ------------------------
  CUSIP NO. 53219H108                  13G                Page 2 of 13 Pages
--------------------------                            ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Novak Biddle Venture Partners, L.P. ("NBVP")
          Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    77,286 shares, except that Novak Biddle Company,
     NUMBER OF            L.L.C. ("NBC"), the general partner of NBVP, may be
                          deemed to have sole power to vote these shares, and E.
      SHARES              Rogers Novak, Jr. ("Novak") and A.G.W. Biddle, III
                          ("Biddle"), the members of NBC, may be deemed to have
   BENEFICIALLY           shared power to vote these shares.
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     6
       EACH
                          See response to row 5.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7    77,286 shares, except that NBC, the general partner
                          of NBVP, may be deemed to have sole power to dispose
       WITH               of these shares, and E. Rogers Novak, Jr. ("Novak")
                          and A.G.W. Biddle, III ("Biddle"), the members of NBC,
                          may be deemed to have shared power to dispose of
                          these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      77,286
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      0.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
------------------------------------------------------------------------------

--------------------------                            ------------------------
  CUSIP NO. 53219H108                  13G                Page 3 of 13 Pages
--------------------------                            ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Novak Biddle Venture Partners II, L.P. ("NBVP II")
          Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    261,829 shares, except that Novak Biddle Company II,
     NUMBER OF            L.L.C. ("NBC II"), the general partner of NBVP II, may
                          be deemed to have sole power to vote these shares, and
      SHARES              Novak and Biddle, the members of NBC II, may be deemed
                          to have shared power to vote these shares.
   BENEFICIALLY
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     6
       EACH
                          See response to row 5.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7    261,829 shares, except that NBC II, the general
                          partner of NBVP II, may be deemed to have sole power
       WITH               to dispose of these shares, and Novak and Biddle,
                          the members of NBC II, may be deemed to have shared
                          power to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      261,829
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      1.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
------------------------------------------------------------------------------

--------------------------                            ------------------------
  CUSIP NO. 53219H108                  13G                Page 4 of 13 Pages
--------------------------                            ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Novak Biddle Company, L.L.C. ("NBC")
          Tax ID Number: 54-1846846
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    77,286 shares, of which 77,286 are directly owned by
     NUMBER OF            NBVP. NBC, the general partner of NBVP, may be
                          deemed to have sole power to vote these shares, and
      SHARES              Novak and Biddle, the members of NBC, may be deemed
                          to have shared power to vote these shares.
   BENEFICIALLY    -----------------------------------------------------------
                          SHARED VOTING POWER
     OWNED BY        6

       EACH               See response to row 5.
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7    77,286 shares, of which 77,286 are directly owned by
      PERSON              NBVP. NBC, the general partner  of NBVP, may be
                          deemed to have sole power to dispose of these shares,
       WITH               and Novak and Biddle, the members of NBC, may be
                          deemed to have shared power to dispose of these
                          shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      77,286
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      0.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

--------------------------                            ------------------------
  CUSIP NO. 53219H108                  13G                Page 5 of 13 Pages
--------------------------                            ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Novak Biddle Company II, L.L.C. ("NBC II")
          Tax ID Number: 54-1947733
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    261,829 shares, of which 261,829 are directly owned
     NUMBER OF            by NBVP II. NBC II, the general partner of NBVP II,
                          may be deemed to have sole power to vote these shares,
      SHARES              and Novak and Biddle, the members of NBC II, may be
                          deemed to have shared power to vote these shares.
   BENEFICIALLY    -----------------------------------------------------------
                          SHARED VOTING POWER
     OWNED BY        6

       EACH               See response to row 5.
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7    261,829 shares, of which 261,829 are directly owned
      PERSON              by NBVP II. NBC II, the general partner of NBVP II,
                          may be deemed to have sole power to dispose of these
       WITH               shares, and Novak and Biddle, the members of NBC II,
                          may be deemed to have shared power to dispose of
                          these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      261,829
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      1.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

--------------------------                            ------------------------
  CUSIP NO. 53219H108                  13G                Page 6 of 13 Pages
--------------------------                            ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          E. Rogers Novak, Jr. ("Novak")
          Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares.
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6    339,115 shares, of which 77,286 are directly owned
   BENEFICIALLY           by NBVP and 261,829 are directly owned by NBVP II.
                          Novak is a member of NBC, the general partner of
     OWNED BY             NBVP, and is a member of NBC II, the general partner
                          of NBVP II, and may be deemed to have shared power
       EACH               to vote these shares.
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7
      PERSON              0 shares.
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8    339,115 shares, of which 77,286 are directly owned
                          by NBVP and 261,829 are directly owned by NBVP II.
                          Novak is a member of NBC, the general partner of
                          NBVP, and is a member of NBC II, the general partner
                          of NBVP II, and may be deemed to have shared power
                          to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      339,115
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      1.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
------------------------------------------------------------------------------

--------------------------                            ------------------------
  CUSIP NO. 53219H108                  13G                Page 7 of 13 Pages
--------------------------                            ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          A.G.W. Biddle, III ("Biddle")
          Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares.
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6    339,115 shares, of which 77,286 are directly owned
   BENEFICIALLY           by NBVP and 261,829 are directly owned by NBVP II.
                          Biddle is a member of NBC, the general partner of
     OWNED BY             NBVP, and is a member of NBC II, the general patrner
                          of NBVP II, and may be deemed to have shared power
       EACH               to vote these shares.
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7
      PERSON              0 shares.
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8    339,115 shares, of which 77,286 are directly owned
                          by NBVP and 261,829 are directly owned by NBVP II.
                          Biddle is a member of NBC, the general partner of
                          NBVP, and is a member of NBC II, the general partner
                          of NBVP II, and may be deemed to have shared power
                          to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      339,115
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      1.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER
            --------------

            LifeMinders.com, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            1110 Herndon Parkway, Herndon, VA 20170

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------


            This Statement is filed by Novak Biddle Venture Partners, L.P., a Delaware limited partnership ("NBVP"), Novak Biddle Venture Partners II, L.P., a Delaware limited partnership ("NBVP II"), Novak Biddle Co., L.L.C., a Delaware limited liability company ("NBC"), Novak Biddle Co. II, L.L.C., a Delaware limited liability company ("NBC II"), E. Rogers Novak, Jr. ("Novak") and A.G.W. Biddle, III ("Biddle"), the members of NBC and NBC II. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            NBC, the general partner of NBVP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by NBVP. NBC II, the general partner of NBVP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by NBVP II. Novak and Biddle are members of NBC and NBC II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by NBVP and NBVP II.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Novak Biddle Venture Partners
            1750 Tyson Boulevard, Suite 1190
            McLean, Virginia 22102

ITEM 2(C)   CITIZENSHIP
            -----------

            NBVP and NBVP II are Delaware limited partnerships. NBC and NBC II are Delaware limited liability companies. Novak and Biddle are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 53219H108

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:
                    -------------------------

                    See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:
                    ----------------

                    See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:
                    --------------------------------------------

                       (i)   Sole power to vote or to direct the vote:
                             ----------------------------------------

                             See Row 5 of cover page for each Reporting Person.

                       (ii)  Shared power to vote or to direct the vote:
                             ------------------------------------------

                             See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the disposition
                             --------------------------------------------------
                             of:
                             --

                             See Row 7 of cover page for each Reporting Person.

                       (iv)  Shared power to dispose or to direct the
                             ----------------------------------------
                             disposition of:
                             --------------

                             See Row 8 of cover page for each Reporting Person.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          --------------------------------------------

          If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ---------------------------------------------------------------

          Under certain circumstances set forth in the limited partnership agreements of NBVP and NBVP II, and the limited liability company agreements of NBC and NBC II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          --------------------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------

          Not applicable

ITEM 10.  CERTIFICATION.
          -------------

          Not applicable

                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2001

                                   NOVAK BIDDLE COMPANY, L.L.C.,
                                   a Delaware Limited Liability Company


                                   By:  /s/ A.G.W. Biddle, III
                                        ----------------------------------------
                                        A.G.W. Biddle, III, Member



                                   NOVAK BIDDLE VENTURE PARTNERS, L.P.,
                                   a Delaware Limited Partnership


                                   By:  Novak Biddle Company, L.L.C.,
                                        a Delaware Limited Liability Company
                                        Its General Partner


                                   By:  /s/ A.G.W. Biddle, III
                                        ----------------------------------------
                                        A.G.W. Biddle, III, Member



                                   NOVAK BIDDLE COMPANY II, L.L.C.
                                   a Delaware Limited Liability Company


                                   By:  /s/  A.G.W. Biddle, III
                                        ----------------------------------------
                                        A.G.W. Biddle, III, Member



                                   NOVAK BIDDLE VENTURE PARTNERS II, L.P.
                                   a Delaware Limited Partnership


                                   By:  Novak Biddle Company II,  L.L.C.,
                                        a Delaware Limited Liability Company
                                        Its General Partner


                                   By:  /s/  A.G.W. Biddle, III
                                        ----------------------------------------
                                        A.G.W. Biddle, III, Member

                                        E. ROGERS NOVAK, JR.


                                        By:  /s/ E. Rogers Novak, Jr.
                                             -----------------------------------
                                             E. Rogers Novak, Jr.



                                        A.G.W. BIDDLE, III


                                        By:  /s/  A.G.W. Biddle, III
                                             -----------------------------------
                                             A.G.W. Biddle, III

                                 EXHIBIT INDEX
                                 -------------

                                                                   Found on
                                                                 Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A: Agreement of Joint Filing                                  13